As filed with the Securities and Exchange Commission on February 13, 2026
Registration No. 333-204311
Registration No. 333-230539
Registration No. 333-237276
Registration No. 333-257097
Registration No. 333-265780
Registration No. 333-281431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204311
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230539
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237276
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257097
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265780
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-281431

UNDER THE SECURITIES ACT OF 1933

Synchronoss Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	06-1594540
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor
Bridgewater, NJ 08807

(Address of Principal Executive Offices)

Synchronoss Technologies, Inc. 2015 Equity Incentive Plan
Synchronoss Technologies, Inc. Amended and Restated 2015 Equity Incentive Plan
Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan
(Full title of the plans)

Christina Gabrys
Chief Legal Officer and Secretary
200 Crossing Boulevard, 8th Floor
Bridgewater, NJ 08807
(Name and address of agent for service)

(866) 620-3940
(Telephone number, including area code, of agent for service)

With a copy to:

Michael R. Patrone
Joshua M. Zachariah
Joshua L. Eisenson
Amanda J. Gill
Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
(212) 813‑8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Synchronoss Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•Registration Statement No. 333-204311, filed with the SEC on May 19, 2015, registering 3,200,000 shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2015 Equity Incentive Plan.
•Registration Statement No. 333-230539, filed with the SEC on March 27, 2019, registering 1,500,000 shares of Common Stock issuable pursuant to the Company’s 2017 New Hire Equity Incentive Plan.
•Registration Statement No. 333-237276, filed with the SEC on March 19, 2020, registering 5,000,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Incentive Plan”).
•Registration Statement No. 333-257097, filed with the SEC on June 14, 2021, registering 3,000,000 shares of Common Stock issuable pursuant to the Incentive Plan.
•Registration Statement No. 333-265780, filed with the SEC on June 22, 2022, registering 12,900,000 shares of Common Stock issuable pursuant to the Incentive Plan.
•Registration Statement No. 333-281431, filed with the SEC on August 9, 2024, registering 1,053,000 shares of Common Stock issuable pursuant to the Incentive Plan.

On February 13, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 3, 2025 (the “Merger Agreement”), by and among the Company, Lumine Group US Holdco Inc., a Delaware corporation (“Parent”), and Skyfall Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on February 13, 2026.

SYNCHRONOSS TECHNOLOGIES, INC.

/s/ Christina Gabrys
Christina Gabrys
Chief Legal Officer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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